EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS
FOREMOST CORPORATION OF AMERICA AND SUBSIDIARIES

DECEMBER 31, 1996

($ in thousands except per share data)
Return on Beginning Shareholders' Equity:
   Net Income ...........................................    $ 23,529
                                                             --------
   Beginning Shareholder's Equity .......................    $244,197       9.6%

Price Earnings Ratio:
   Price Range Per Share of FCOA Common Stock - Low .....    $  50.75
                                                             --------
   Earnings Per Share ...................................    $   2.39        21

   Price Range Per Share of FCOA Common Stock - High ....    $  60.50
                                                             --------
   Earnings Per Share ...................................    $   2.39        25

Ratio of Net Written Premiums to Statutory
   Policyholders' Surplus:
      Net Premiums Written ..............................    $421,100
                                                             --------
      Statutory Policyholders' Surplus ..................    $201,320       2.1

Ratio of Loss and Loss Expense Reserves to Statutory
   Policyholders' Surplus:
      Loss and Loss Expense Reserves ....................    $ 92,670
                                                             --------
      Statutory Policyholders' Surplus ..................    $201,320       0.5

Combined Loss and Expense Ratio - GAAP:
   Total Losses and Expenses ............................    $422,107
                                                             --------
   Premium Earned .......................................    $427,565      98.7%